Exhibit 99(a)(5)

Bristol-Myers Squibb Begins Tender Offer to Acquire ZymoGenetics, Inc.

(NEW YORK, NY, September 10, 2010) — Bristol-Myers Squibb Company (NYSE: BMY) is commencing today, through its wholly owned subsidiary Zeus Acquisition Corporation, a cash tender offer to purchase all outstanding shares of common stock of ZymoGenetics, Inc. (NASDAQ: ZGEN). Bristol-Myers Squibb announced on Tuesday, September 7, 2010 its intent to acquire ZymoGenetics.

Upon the successful closing of the tender offer, shareholders of ZymoGenetics will receive $9.75 in cash for each share of ZymoGenetics common stock validly tendered and not validly withdrawn in the offer, without interest and less any required withholding taxes. Following the purchase of shares in the tender offer, ZymoGenetics will become a subsidiary of Bristol-Myers Squibb.

Bristol-Myers Squibb will file today with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO which provides the terms of the tender offer. ZymoGenetics will file on or about Tuesday, September 14, 2010, with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the ZymoGenetics board of directors that ZymoGenetics shareholders accept the tender offer and tender their shares to Bristol-Myers Squibb. As previously announced, the ZymoGenetics board of directors has unanimously resolved that the merger agreement and its related transactions (including the tender offer and the merger) are fair to and in the best interests of ZymoGenetics and its shareholders.

The tender offer will expire at 12:00 midnight (New York City time) on Thursday, October 7, 2010, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The closing of the tender offer is subject to customary terms and conditions, including the tender of a number of shares which is equal to or greater than 48,282,192 shares (which represents approximately 56% of the outstanding shares as of August 31, 2010, which represents a majority of the shares on a fully-diluted basis, excluding certain shares underlying derivative securities that are significantly out-of-the-money) plus 50% of any equity interests of the Company granted or issued after August 31, 2010 (other than pursuant to the exercise of outstanding options, restricted stock units or warrants), and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Georgeson Inc. is acting as information agent for Bristol-Myers Squibb. Morgan Stanley & Co. Incorporated is serving as financial advisor to Bristol-Myers Squibb in connection with the transactions and will be the dealer-manager for the tender offer. Kirkland & Ellis LLP is acting as legal counsel to Bristol-Myers Squibb. Goldman, Sachs & Co. is serving as financial advisors to ZymoGenetics in connection with the transactions and ZymoGenetics is represented by Latham & Watkins LLP.

Forward Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, relating to the acquisition of ZymoGenetics by Bristol-Myers Squibb and the discovery, development and commercialization of certain biological compounds. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the ZymoGenetics shareholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; as well as risks detailed from time to time in ZymoGenetics’ public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, subsequent quarterly filings on Form 10-Q and the Solicitation/Recommendation Statement to be filed in connection with the tender offer. The information contained in this release is as of September 10, 2010. ZymoGenetics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this report or otherwise. Copies of ZymoGenetics’ public disclosure filings are available from its investor relations department.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of ZymoGenetics. Bristol-Myers Squibb Company and Zeus Acquisition Corporation will file a tender offer statement with the SEC, and will mail an offer to purchase, forms of letter or transmittal and related documents to ZymoGenetics shareholders. ZymoGenetics will file with the SEC, and will mail to ZymoGenetics shareholders a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and stockholders of ZymoGenetics are urged to read them carefully when they become available.

These documents will be available at no charge at the SEC’s website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 or by calling toll-free (800) 509-1078. In addition, a copy of the offer to purchase, letter or transmittal and certain other related tender offer documents (once they become available) may also be obtained free of charge from Bristol-Myers Squibb by directing a request to: Public Affairs, Telephone No.: (609) 252-6579; E-Mail: jennifer.mauer@bms.com.

Contacts

Media:	Jennifer Fron Mauer, Telephone No.: (609) 252-6579; E-Mail: jennifer.mauer@bms.com

Investors:	Teri Loxam, Telephone No.: (609) 252-3368, teri.loxam@bms.com Suketu Desai, Telephone No.: (609) 252-5796, suketu.desai@bms.com